EXHIBIT 99
PRESS RELEASE
Franklin Savings Announces Management Changes
March 31, 2006
Cincinnati, Ohio
     Franklin Savings and Loan Company, subsidiary of First Franklin Corporation (NASDAQ: FFHS), announced today that its board of directors has appointed Gretchen J. Schmidt to be President, Chief Executive Officer and Vice Chair of the Board of Franklin Savings effective July 1, 2006. She will succeed Thomas H. Siemers, who will step down from those positions and become Chairman of the Board of Franklin Savings effective July 1st. He will also retain his positions as President and Chief Executive Officer of First Franklin.
     Ms. Schmidt has been with Franklin Savings since 1971, serving in various part-time positions between 1971 and 1978, when she assumed a full-time role. She currently serves as Vice President of Operations, responsible for branch operations and general corporate administration, Secretary and a director of Franklin Savings. She is also Vice President, Secretary and a director of Madison Service Corporation, Franklin’s wholly owned subsidiary, and Secretary of DirectTeller Systems, Inc. She has served as Secretary and Treasurer of First Franklin since it was formed in 1988. Ms. Schmidt is a graduate of Xavier University and is active in many civic, charitable and professional organizations.
     A Succession Planning Committee consisting of four outside directors of Franklin conducted the process which resulted in the selection of Ms. Schmidt as successor to Mr. Siemers. Board member Mary Sullivan, an attorney with Peck, Schaeffer & Williams, who chaired the committee, stated “After evaluating the needs of Franklin Savings and the many other factors involved in such an important decision, we recommended Gretchen to the board as the person to succeed Tom Siemers at Franklin Savings. Gretchen knows this company well, and she is committed to its continuing success. Her appointment begins a new chapter in the 123-year history of Franklin Savings. We are confident that her enthusiastic leadership and vision will serve the company and its shareholders well as we navigate the complexities of the banking business in the 21st century.”
     Richard H. Finan, Board member and former President of the Ohio State Senate, commented, “Tom Siemers has served Franklin Savings for over 50 years. During that time, the company has grown to almost $300 million in assets, converted to stock form, and built a network of seven branches.” Board member, John J. Kuntz, former President of Intrieve, Inc., added, “Franklin Savings has helped countless individuals buy a home, save for their children’s education and plan for retirement. The company has helped local businesses to get started, grow and provide jobs and services to fuel our local economy.” Mr. Siemers stated “I am proud to have been a part of that. As Franklin has grown, we have built a talented management team, and it is time for them to take the reins. I will miss the day to day involvement with Franklin Savings, but I look forward to actively participating in charting the course for our future by serving as Chairman of the Board of Franklin Savings and continuing to serve as President and CEO of First Franklin.”
Contact:	Thomas H. Siemers 513-469-8000

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